UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-A/A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(B) OR 12(G) OF THE
SECURITIES EXCHANGE ACT OF 1934
Cott Corporation
(Exact name of registrant as specified in its charter)

Canada (State of incorporation or organization)	None (I.R.S. Employer Identification No.)

207 Queen’s Quay West, Suite 340 Toronto, Ontario
M5J 1A7
4211 W. Boy Scout Boulevard, Suite 290
Tampa, Florida, United States	33607
(Addresses of principal executive offices)	(Zip code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered:	Name of each exchange on which each class is to be registered:

Rights attached to Common Shares without nominal or par value pursuant to Rights Agreement	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐
Securities Act registration statement file number to which this form relates: Not applicable.
Securities to be registered pursuant to Section 12(g) of the Act:
None
(Title of class)

Item 1. Description of Registrant’s Securities to be Registered.
     On April 25, 2007, Cott Corporation (the “Company”) entered into a Shareowner Rights Plan Agreement with Computershare Investor Services Inc. (the “Rights Agreement”), which provided for the issuance of one right (a “Right”) for each outstanding common share without nominal or par value outstanding at 8:01 p.m. (Toronto time) on April 25, 2007 and each common share issued thereafter but prior to the earlier of the Separation Time (as such term is defined in the Rights Agreement) and the Expiration Time (as such term is defined below).
     As of May 24, 2007, the Company’s Board of Directors approved an amendment to the Rights Agreement which extends the Expiration Time of the Rights Agreement and the Rights and provides that the Rights Agreement and the Rights shall terminate on October 24, 2007, unless the Rights Agreement is approved by shareowners of the Company at a meeting held on or before that date. These changes were made to address comments received from the Toronto Stock Exchange regarding the Rights Agreement.
     The changes were made by amending Section 5.16(b) of the Rights Agreement to replace the date October 24, 2007 with the date May 24, 2008, and to add a proviso relating to termination if shareowner approval is not obtained on or before October 24, 2007. These changes are reflected in an Amended and Restated Shareowner Rights Plan Agreement, dated as of May 24, 2007, executed by the Company and Computershare Investor Services Inc. The full text of amended Section 5.16 is as follows:
5.16 Effective Date and Expiration Time
     This Agreement is effective and in full force and effect in accordance with its terms from and after the Effective Date. This Agreement and all outstanding Rights shall terminate and be void and of no further force and effect from and after the close of business on the date that is the earlier of:
     (a) the Termination Time; and
     (b) May 24, 2008;
(the “Expiration Time”), provided that if this Agreement is not approved by shareowners of the Company at a meeting held on or before October 24, 2007, the Agreement and all outstanding Rights shall terminate on that date and be void and of no further force and effect.
     No Person shall have any rights pursuant to this Agreement or in respect of any Right after the Expiration Time, except the Rights Agent as specified in Subsection 4.1(a).
     Conforming changes were also made to the Form of Rights Certificate attached as Exhibit A to the Amended and Restated Shareowner Rights Plan Agreement to reflect the amendment and restatement of that Agreement and the change in the Expiration Time.
     The description of the Rights Agreement and the Rights included in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 27, 2007 (the “Form 8-K”) is incorporated by reference herein, except for the section captioned “Expiration of Rights,” which should now read “[A]s a result of these changes, the Rights Agreement and all outstanding rights terminate and become void from and after the first to occur of May 24, 2008 and the date on which the Board elects or is deemed to have elected to redeem the Rights, and, if shareowner approval is not obtained on or before October 24, 2007, on that date.” This description does not purport to be complete and is qualified in its entirety by reference to the Amended and Restated Shareowner Rights Plan Agreement (including the Form of Rights Certificate, attached thereto as Exhibit A), which is included herewith as Exhibit 1.
Item 2. Exhibits.
Item 2 of the Company’s Form 8-A, dated April 27, 2007, is hereby amended and restated in its entirety:

Exhibit	Description

1.	Amended and Restated Shareowner Rights Plan Agreement, dated as of May 24, 2007, between Cott Corporation and Computershare Investor Services Inc.

2.	Press Release dated April 25, 2007 (incorporated by reference from the registrant’s Current Report on Form 8-K filed on April 27, 2007).

3.	Subscription Agreement dated as of June 12, 1998 for Cott Corporation’s (as issuer) Convertible Participating Voting Second Preferred Shares, Series 1 (incorporated by reference to Exhibit 4.2 to the registrant’s Form 10-K filed March 31, 2000).

Exhibit	Description

4.	Indenture dated as of December 21, 2001, between Cott Beverages Inc. (as issuer) and HSBC Bank USA (as trustee) (incorporated by reference to Exhibit 4.3 to the registrant’s Form 10-K filed March 8, 2002).

5.	Registration Rights Agreement dated as of December 21, 2001, among Cott Beverages Inc., the Guarantors named therein and Lehman Brothers Inc., BMO Nesbitt Burns Corp. and CIBC World Markets Corp. (incorporated by reference to Exhibit 4.4 to the registrant’s Form 10-K filed March 8, 2002).

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

COTT CORPORATION
	By:	/s/ Mark Halperin
Date: May 30, 2007		Name:	Mark Halperin
		Title:	Chief Legal & Ethics Officer and Corporate Secretary

EXHIBIT INDEX

Exhibit	Description

1.	Amended and Restated Shareowner Rights Plan Agreement, dated as of May 24, 2007, between Cott Corporation and Computershare Investor Services Inc.

2.	Press Release dated April 25, 2007 (incorporated by reference from the registrant’s Current Report on Form 8-K filed on April 27, 2007).

3.	Subscription Agreement dated as of June 12, 1998 for Cott Corporation’s (as issuer) Convertible Participating Voting Second Preferred Shares, Series 1 (incorporated by reference to Exhibit 4.2 to the registrant’s Form 10-K filed March 31, 2000).

4.	Indenture dated as of December 21, 2001, between Cott Beverages Inc. (as issuer) and HSBC Bank USA (as trustee) (incorporated by reference to Exhibit 4.3 to the registrant’s Form 10-K filed March 8, 2002).

5.	Registration Rights Agreement dated as of December 21, 2001, among Cott Beverages Inc., the Guarantors named therein and Lehman Brothers Inc., BMO Nesbitt Burns Corp. and CIBC World Markets Corp. (incorporated by reference to Exhibit 4.4 to the registrant’s Form 10-K filed March 8, 2002).